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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                       Date of Report: September 27, 2001
               Date of Earliest Event Reported: September 14, 2001


                      LIBERTY SATELLITE & TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)



           DELAWARE                     0-21317                  84-1299995
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)


                             12300 LIBERTY BOULEVARD
                               ENGLEWOOD, CO 80112
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (720) 875-5400


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ITEM 5. OTHER EVENTS.

     Effective September 14, 2001, Liberty Satellite & Technology, Inc. ("LSAT") transferred its 80% ownership interest in TSAT Technologies, Inc. ("Technologies Sub") to Asvan Technology, LLC, ("Asvan"). LSAT and Asvan had previously entered into an agreement (the "Asvan Agreement") pursuant to which Asvan transferred certain assets and intellectual property to Technologies Sub in exchange for a 20% equity interest in Technologies Sub. LSAT had agreed to provide Technologies Sub with a maximum of $5,000,000 (`the "Funding Commitment") to develop technologies relating to the design of (i) a stable, low phase noise, remotely tunable transceiver, and (ii) an integrated receiver/decoder (IRD) service module for commercial premises and multiple dwelling units.

     In connection with the transfer of LSAT's 80% interest in Technologies Sub to Asvan, LSAT's obligations under the Funding Commitment were terminated. In addition, LSAT obtained the right to purchase from Technologies Sub hardware and software ("Products") developed using the aforementioned technologies at prices not to exceed 110% of Technologies Sub's direct cost to produce such Products. This pricing is to remain in effect until the aggregate cost to LSAT is $1 million less than that which would be paid by other Asvan customers. Thereafter, Asvan agreed to sell Products to LSAT at prices not to exceed the lowest price offered by Technologies Sub to any other buyer of similar quantities of the Products.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     The following exhibits are being filed with this Form 8-K:

     99.1 Stock Purchase Agreement, dated as of September 14, 2001 by and between Liberty Satellite & Technology, Inc. and Asvan Technology, LLC.

     99.2 Product Purchase Agreement, dated as of September 14, 2001, by and among Liberty Satellite & Technology, Inc., On Command Corporation, TSAT Technologies, Inc. and Asvan Technology, LLC.

     99.3 Termination Agreement, dated as of September 14, 2001, by and among Asvan Technology, LLC, Liberty Satellite & Technology, Inc. and TSAT Technologies, Inc.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      LIBERTY SATELLITE & TECHNOLOGY, INC.
                                      (Registrant)


Date: September 27, 2001              By: /s/ Kenneth G. Carroll
                                          -------------------------
                                          Name:  Kenneth G. Carroll
                                          Title: Senior Vice President, Chief
                                                 Financial Officer and Treasurer





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